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Exhibit (a)(1)(F)

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated March 2, 2011, and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Emergent Group Inc.
at
$8.46 Net Per Share
by
Sunrise Merger Sub, Inc.,
a Wholly Owned Subsidiary
of
Universal Hospital Services, Inc.

        Sunrise Merger Sub, Inc., a Nevada corporation (the "Purchaser") and a wholly owned subsidiary of Universal Hospital Services, Inc., a Delaware corporation ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $0.04 per share (the "Shares"), of Emergent Group Inc., a Nevada corporation ("Emergent Group"), at a purchase price of $8.46 per Share (the "Offer Price"), net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 2, 2011 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute the "Offer"). Stockholders of record who tender directly to American Stock Transfer & Trust Company, LLC (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, MARCH 30, 2011, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION TIME").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated February 6, 2011 (as it may be amended from time to time, the "Merger Agreement"), among Emergent Group, Parent and the Purchaser. The Merger Agreement provides, among other things, for the making of the Offer and also provides that following the consummation of the Offer and subject to certain conditions specified in this Offer to Purchase, the Purchaser will be merged with and into Emergent Group (the "Merger") with Emergent Group continuing as the surviving corporation and wholly owned by Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares held (i) in the treasury of Emergent Group or owned by the Purchaser or Parent immediately prior to the Effective Time, which will be canceled and no payment will be made with respect thereto or (ii) by any subsidiary of Emergent Group or Parent (other than the Purchaser) which will be converted into such number of shares of stock of the surviving corporation such that each such subsidiary owns the same percentage of the outstanding capital stock of the surviving corporation immediately following the Effective Time as such subsidiary owned in Emergent Group immediately prior to the Effective Time), will be canceled and retired and cease to exist and will be converted into the right to receive an amount in cash per Share equal to the Offer Price, without interest, less applicable withholding taxes. The Merger Agreement is more fully described in the Offer to Purchase.

        The Offer is conditioned upon, among other things, the Merger Agreement not being terminated in accordance with its terms and there having been validly tendered and not withdrawn that number of Shares that, together with any other Shares then owned by Parent or the Purchaser, would represent at least sixty-five percent (65%) of the issued and outstanding Shares on a fully diluted basis (the "Minimum Condition"). The Offer also is subject to other conditions as described in the Offer to Purchase. There is no financing condition to the Offer.

        The board of directors of Emergent Group (the "Emergent Group Board") unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable to, fair to and in the best interests of Emergent Group's stockholders. Accordingly, the Emergent Group Board (i) unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (ii) recommends that Emergent Group's stockholders accept the Offer, tender their Shares, and, if applicable, vote in favor of the Merger.

        Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Parent entering into the Merger Agreement, eight holders of Shares (the "Supporting Stockholders"), including all of Emergent Group's executive officers and directors, have each entered into a Tender and Voting Agreement with Parent and the Purchaser (the "Tender and Voting Agreements"). Pursuant to the Tender and Voting Agreements, each of the Supporting Stockholders has agreed, among other things, (i) to tender in the Offer all of his Shares and (ii) that, in the event a vote of Emergent Group's stockholders is required in furtherance of the Merger Agreement or the transactions contemplated thereby, including the Merger, he will vote all of his Shares (to the extent any such Shares are not purchased in the Offer) in favor of the approval of the Merger and the adoption of the Merger Agreement and against any proposal inconsistent therewith. The Tender and Voting Agreements will automatically terminate upon the termination of the Merger Agreement in accordance with its terms. The Shares currently beneficially owned by the Supporting Stockholders represent in the aggregate approximately 47% of the currently outstanding Shares on a fully diluted basis.

        Pursuant to the Merger Agreement, the Purchaser expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that Purchaser cannot, without Emergent Group's consent: (i) waive or change the Minimum Condition; (ii) decrease the Offer Price; (iii) change the form of consideration to be paid in the Offer; (iv) decrease the number of Shares sought in the Offer; (v) extend the Expiration Time except as otherwise provided in the Merger Agreement; or (vi) otherwise amend, modify or supplement any of the Offer Conditions (as defined in the Merger Agreement) or terms of the Offer in a manner materially adverse to the holders of the Shares.

        Subject to the satisfaction or waiver of all the conditions to the Offer, the Purchaser will accept for payment, and promptly pay for, Shares validly tendered and not validly withdrawn pursuant to the Offer at or prior to the Expiration Time. The Merger Agreement provides that without the consent of Emergent Group, the Purchaser will have the right to extend the Offer (i) from time to time if, at the scheduled or extended Expiration Time, any of the conditions to the Offer has not been satisfied or waived, until such conditions to the Offer are satisfied or waived and (ii) for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or any period otherwise required by applicable law. If any of the conditions to the Offer are not satisfied or waived on any scheduled Expiration Time, the Purchaser will extend the Offer, if such condition or conditions to the Offer could reasonably be expected to be satisfied, from time to time, until such condition or conditions to the Offer are satisfied or waived; provided that, in each case, the Purchaser will not be required to extend the Offer beyond the earlier of (x) June 30, 2011 and (y) the date that is 60 days after the date that all of the conditions to the Offer (other than the Minimum Condition and those that by their nature are to be satisfied at the expiration of the Offer) have been satisfied or, to the extent permissible, have been waived by the Purchaser.

        Any extension, delay, termination or amendment of the Offer will be followed promptly by a public announcement thereof in accordance with Rule 14e-1(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        If, after the expiration of the Offer, fewer than 90% of the issued and outstanding Shares are accepted for payment pursuant to the Offer, then the Purchaser may provide for a "Subsequent Offering Period" in accordance with Rule 14d-11 under the Exchange Act. A Subsequent Offering Period is different from an extension of the Offer. A Subsequent Offering Period, if included, will be an additional period of not less than three business days beginning on the next business day following the then-scheduled Expiration Time. Shares tendered during a Subsequent Offering Period may not be withdrawn. If the Purchaser elects to provide for a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period. The Purchaser will immediately accept and promptly pay for any Shares tendered during the Subsequent Offering Period. Other than as may be required by the terms of the Merger Agreement, the Purchaser does not currently intend to provide a Subsequent Offering Period for the Offer, although the Purchaser reserves the right to do so. If the Purchaser elects to provide or extend any Subsequent Offering Period, a public announcement will be made promptly after the day on which the Offer was scheduled to expire in accordance with Rule 14d-11(d) under the Exchange Act.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when the Purchaser gives notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Depositary may retain tendered Shares on its behalf, and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to withdrawal rights as described in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will the Purchaser pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment.

        In all cases, including for Shares tendered during any Subsequent Offering Period, the Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. If you wish to tender Shares in the Offer and the Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary at or before the Expiration Time or the procedures for book-entry transfer cannot be completed at or before the Expiration Time, your Shares may nevertheless be tendered if you comply with all of the guaranteed delivery procedures set forth in the Offer.

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 1, 2011. For a withdrawal to be effective, a written or facsimile notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered holder and the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Time.

        The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

        Emergent Group provided the Purchaser with Emergent Group's stockholder lists and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and related documents to holders of Shares. The Offer to Purchase and related Letter of Transmittal, together with Emergent Group's Solicitation/Recommendation Statement on Schedule 14D-9, will be mailed to record holders of Shares whose names appear on Emergent Group's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

        The receipt of cash by a holder of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. See the Offer to Purchase for a more detailed discussion of the material U.S. tax treatment of the Offer. You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Offer or the Merger.

        The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should read both documents carefully and in their entirety before making a decision with respect to the Offer.

        Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related documents may be directed to the Information Agent. Such copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Phoenix Advisory Partners

110 Wall Street, 27th Floor
New York, New York 10005
(800)-576-4314 toll free
or (212)-493-3910

March 2, 2011

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  Exhibit (a)(1)(F)